Exhibit 5.1
Wyrick Robbins Yates & Ponton LLP
4101 Lake Boone Trail, Suite 300
Raleigh, North Carolina 27607

December 8, 2017

Board of Directors
CorMedix Inc.
400 Connell Drive, Suite 5000
Berkley Heights, NJ 07922

Ladies and Gentlemen:

We have acted as counsel to CorMedix Inc., a Delaware corporation (the “Company”), in connection with an offering of up to $20,000,000 of shares of Common Stock that may be issued and sold (the “Shares”) under an At-the-Market Issuance Sales Agreement, dated April 8, 2015, as amended on December 8, 2017, between the Company and B. Riley FBR, Inc. (as amended, the “Sales Agreement”), pursuant to a Registration Statement on Form S-3 (File No. 333-203300) (the “Registration Statement”) and the related Prospectus and Prospectus Supplement, as amended, filed with the Securities and Exchange Commission (the “Commission”). All of the Shares are to be sold by the Company as described in the Registration Statement and the related Prospectus and Prospectus Supplement.

In connection with this opinion, we have examined the Registration Statement and the related Prospectus and Prospectus Supplement, the Company’s certificate of incorporation and bylaws, as currently in effect and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof. Further, we have assumed that the aggregate gross amount of Shares sold will not exceed $20,000,000.

Based upon the foregoing, we are of the opinion that, when the Shares have been duly and properly sold, paid for and delivered as contemplated in the Registration Statement and the related Prospectus and Prospectus Supplement, the Shares will be duly authorized, validly issued, fully paid and non-assessable.

This opinion is limited to the Delaware General Corporation Law, including the statutory provisions of the Delaware General Corporate Law and all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws. We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Company’s Current Report on Form 8-K filed with the Commission on or about December 8, 2017.

Very truly yours,

/s/ Wyrick Robbins Yates & Ponton LLP